Exhibit (c)(iii)
PRELIMINARY & CONFIDENTIAL Project Escalator Discussion Materials Prepared for the Special Committee of the Board of Directors May 6, 2010

PRELIMINARY & CONFIDENTIAL Disclaimer This presentation has been prepared on a confidential basis solely for the exclusive use and benefit of the intended recipient. The information contained in this document is confidential and may not be disseminated, distributed or reviewed without the express written consent of Moelis & Company (“Moelis”). If the recipient of this document is not the intended recipient, you are hereby notified that any dissemination, distribution or copying of this document is strictly prohibited and you are required to either destroy or return this document to Moelis. This presentation has been prepared solely for informational purposes and is not to be construed as a solicitation or an offer to buy or sell any securities or related financial instruments. “George” or the “Company” should consult its own counsel, tax and other advisors as to legal and related matters concerning any transaction described herein. This presentation does not purport to be all-inclusive or to contain all of the information that the Company may require. No decision on the transaction referred to herein or any other transaction should be based solely on the information in this presentation. In this presentation, Moelis made many assumptions with respect to industry performance, general business and economic conditions and other matters. All projections were prepared by the Company. Any estimates contained in these analyses — whether expressed or implied — are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. Moelis reserves rights to change any or all of the estimations, proposals, or recommendations offered herein as a result of any changes in the above referenced information, market factors or at its discretion.

PRELIMINARY & CONFIDENTIAL Table of Contents I. Situation Overview II. Overview of Potential Transaction III. Valuation Framework IV. Next Steps and Key Process Considerations Appendix A —Synergy Analysis Detail Appendix B — Economic Accretion / Dilution Sensitivity Analysis Appendix C —Special Committee Follow-up Requests

PRELIMINARY & CONFIDENTIAL I. Situation Overview

PRELIMINARY & CONFIDENTIAL Situation Overview Moelis & Company appreciates the opportunity to meet with the Special Committee of the Board of Directors (the “Special Committee”) of George and looks forward to continuing our engagement to discuss George’s current outlook and potential strategic alternatives George’s stock price has underperformed relative to asset management industry peers — Stock price trading at 70% of 52-week high (median of peers is 90.2%) — Market has reacted negatively to operating expense levels Moelis & Company understands that a transaction between George and Melvin was explored in March 2010 — However, due to information leaks, the transaction was terminated on March 26th The Company has recently received renewed in-bound interest from Melvin in the form of an Initial Indication of Interest — Implied valuation of $1.4 billion Enterprise Value based on Melvin Indication of Interest — Melvin has asked for an expedited diligence and closing process Several alternatives are available to George for the Special Committee to consider — Continue to execute on current strategy — Continue exclusive discussions with Melvin — Consider go-shop or other market check — Conduct a controlled/focused sale process with all bidders (including Melvin) receiving the same access [ 5 ] Note: Market data as of May 4, 2010

PRELIMINARY & CONFIDENTIAL

Overview of Melvin's Indication of Interest

MOELIS & COMPANY

SUMMARY

- On April 28, 2010, Melvin submitted a non-binding Indication of Interest regarding an acquisition of George with the following terms:
  - Stock consideration at an exchange ratio of $3.40 per share given to Controlling Holders of George[1]
  - Cash consideration of $3.75 per share given to Non-Controlling Holders of George common stock and convertible notes in a one-step merger
  - Melvin intends to pay the entire cash consideration portion from its existing cash resources
- The preliminary Indication of Interest is subject to customary due diligence
- Melvin indicated it is able to conclude diligence, enter into a definitive agreement and announce the proposed transaction no later than May 26th to coincide with the announcement of its annual results

PURCHASE PRICE CALCULATION *($MM, ex. Per Share)*

Per Share Purchase Price - Non-Controlling Holders	$3.75
Per Share Purchase Price - Controlling Holders	$3.40
Per Share Purchase Price - Wtd. Avg. Overall	$3.60
Non-Controlling Shares	152
Shares Underlying Convertible Debt	69
Controlling Shares[1]	167
Total Shares Including Shares Underlying Convertible Debt	389
Equity Purchase Price - Non-Controlling Holders (Cash)	$570.3
Equity Purchase Price - Shares Underlying Convertible Debt (Cash)	258.8
Equity Purchase Price - Controlling Holders (Melvin Stock)	569.5
Implied Equity Value	**$1,398.6**
Plus: Debt	$305.2
Less: Cash	(263.8)
Total Enterprise Value	**$1,439.9**
TEV / 2010E EBITDA ($86)[2]	16.8x
TEV / 2011E EBITDA ($154)[2]	9.4x

(1) Controlling Holders defined as certain senior management members (including any vehicles and trusts) and U.S. based employee stockholders who are accredited investors under U.S. federal securities laws
(2) George's 2010E and 2011E EBITDA are equal to operating income per Credit Suisse research. Operating income is used as a proxy for EBITDA

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PRELIMINARY & CONFIDENTIAL Key Considerations The Special Committee should consider strategic alternatives as part of its analysis of the proposed transaction with Melvin Primary considerations — Determine the extent to which remaining as an independent company is reasonably likely to drive a stronger valuation than currently reflected in the stock — Determine whether the proposed transaction with Melvin delivers a value greater than the stand alone value for George - Evaluate if there are any other logical buyers that could reasonably deliver a superior proposal The potential stand-alone value for George should be balanced against the risks of achieving such value — It should be noted that the market does not share this view, as analyst target prices show — There are multiple risks to achieving this stand alone value The proposed transaction with Melvin could be compelling for independent shareholders — For a variety of reasons, including cost savings and potential revenue synergies, Melvin may be able to deliver a valuation greater than the stand-alone value — While the independent shareholders would not participate in the combined company, the contemplated structure recognizes this with a significant premium over the equity consideration given to the insiders A key question for the Special Committee is whether there are other potential buyers that can make a compelling offer — It should be noted that there were leaks about this potential transaction in March, and to our knowledge, no other buyer has contacted the company — Approaching other buyers could put at risk Melvin’s proposal [ 7 ]

PRELIMINARY & CONFIDENTIAL II. Overview of Potential Transaction

PRELIMINARY & CONFIDENTIAL

Relative Trading and Market Valuation

MOELIS & COMPANY

GEORGE [1]	
Share Price as of (05/04/10)	$3.22
% of 52-Week High	*69.8%*
% of 52-Week Low	*128.3%*
Shares Outstanding – Common	260.659
Shares Outstanding – Series A Preferred Stock	59
Total Diluted Shares Outstanding	320
Market Capitalization, Excl. Series A Preferred Stock[2]	$839.3
Market Capitalization, Incl. Series A Preferred Stock[2]	$1,029.0
Market Capitalization, Excl. Series A Preferred Stock[2]	**$839.3**
Plus: Revolving Credit Facility	$12.3
Plus: Loan Payable	292.9
Plus: Convertible Notes	228.5
Plus: Minority Interest	14.2
Less: Cash	(263.8)
Enterprise Value [3]	**$1,123.4**
Enterprise Value (Trading) / :	
2010E EBITDA ($86) [4]	13.1x
2011E EBITDA ($154) [4]	7.3x

MELVIN [5]	
Share Price as of (05/04/10)	$3.57
% of 52-Week High	*63.2%*
% of 52-Week Low	*112.0%*
Shares Outstanding – Common	1,678
Market Capitalization	**$5,986.9**
Plus: Fixed Rate Notes[6]	$1,011.3
Plus: Floating Rate Notes	399.0
Plus: Perpetual Subordinated Capital Securities	300.0
Plus: Minority Interest	1.0
Less: Cash and Short-Term Investments[7]	(4,056.3)
Enterprise Value	**$3,641.9**
Enterprise Value (Trading) / :	
FYE 3/31/2010E EBITDA ($589) [8]	6.2x
FYE 3/31/2011E EBITDA ($744) [8]	4.9x

Sources: Public filings, Capital IQ, Wall Street research

(1) Balance sheet information as of December 31, 2009; projected financial information based on consensus estimates per Thomson
(2) George shares outstanding do not include shares underlying George's Convertible Subordinated Notes
(3) George's enterprise value assumes the "Market Capitalization, Excl. Series A Preferred Stock"
(4) George's 2010E and 2011E EBITDA are equal to operating income per Credit Suisse research. Operating income is used as a proxy for EBITDA
(5) Balance sheet data as of September 30, 2009, except for Fixed Rate Notes and cash balance, which are adjusted to reflect €600 million offering in Feb. 2010
(6) Balance of Fixed Rate Notes incorporates €600 million offering Feb. 2010 and preexisting balance of $226 million already outstanding under the indenture
(7) Includes cash balance at September 30, 2009 ($2,139MM), short-term investments ($1,132MM) and cash from the Feb. 2010 Fixed Rates Notes offering of €600 million (at an exchange rate of 0.76)
(8) Melvin's 2010E and 2011E EBITDA per Thomson consensus as of May 4, 2010

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PRELIMINARY & CONFIDENTIAL Indexed Stock Price Performance LTM STOCK PRICE PERFORMANCE 200% 175% 150% Alternative Asset Managers: 135% 125% S&P 500: 129% 100% George: 97% 75% Melvin: 92% 50% 5/4/2009 7/4/2009 9/4/2009 11/4/2009 1/4/2010 3/4/2010 5/4/2010 STOCK PRICE PERFORMANCE — 3/25/2010 TO PRESENT 140% 130% George: 1 20% 120% S&P 500: 101% 110% Alternative Asset Managers: 100% 100% Melvin: 95% 90% 80% 3/25/10 4/2/10 4/10/10 4/18/10 4/26/10 5/4/10 [ 10 ] Source: Capital IQ Alternative Asset Managers Index Includes: 3i Group, Ashmore, Blackstone, BlueBay, Charlemagne, Fortress, Gottex, KKR, Och-Ziff, Partners Group and Polar Capital

PRELIMINARY & CONFIDENTIAL Current Stock Price Trading Levels — % of 52-Week High U.S. Traditional Alternative 96.4% 94.3% 100% 95.2% 93.5% 93.0% 91.8% 91.5% 91.5% 90% 88.9% 84.8% 84.0% 82.2% 80.6% 80.7% 75.5% 72.9% 80% 69.8% 70% 60.2% 60% 50% T. Rowe Price Affiliated Managers Invesco Franklin Waddell & Reed Cohen & Steers Legg Mason AllianceBernstein Federated Janus Capital GAMCO Artio Pzena Inv. Mgmt BlackRock Och-Ziff Blackstone George Fortress EUROPE Traditional Alternative 93.6% 92.6% 92.2% 96.5% 91.7% 91.6% 100% 88.8% 86.2% 85.8% 73.3% 68.9% 68.2% 65.3% 75% 63.2% 56.5% 50% 25% 0% Liontrust F&C Group BlueBay KKR Charlemagne Ashmore Melvin Gottex Schroders Henderson Group Aberdeen Gartmore Group Polar Capital Partners 3i Group [ 11 ] Source: Capital IQ Note: Based on May 4, 2010 closing price

PRELIMINARY & CONFIDENTIAL Current Stock Price Trading Levels — % of 52-Week Low U.S. Traditional Alternative 250% 231.9% 225% 204.8% 191.9% 191.6% 200% 187.4% 181.0% 166.7% 164.2% 164.2% 158.8% 162.5% 175% 157.8% 157.0% 150% 128.3% 132.1% 116.5% 125% 111.1% 103.3% 100% & Reed Invesco Capital Artio George Franklin Affiliated Managers GAMCO Federated Och-Ziff Fortress Cohen & Steers AllianceBernstein Legg Mason Waddell T. Rowe Price Janus Pzena Inv. Mgmt BlackRock Blackstone EUROPE Traditional Alternative 225% 202.0% 190.5% 187.5% 200% 181.6% 177.6% 175% 161.8% 149.5% 145.8% 150% 136.7% 129.2% 126.5% 121.1% 125% 110.2% 112.0% NM 100% F&C Liontrust BlueBay Capital Group Gottex Melvin KKR Henderson Group Schroders Gartmore Group Aberdeen Partners Ashmore 3i Group Polar Charlemagne [ 12 ] Source: Capital IQ Note: Based on May 4, 2010 closing price

PRELIMINARY & CONFIDENTIAL George and Melvin Comparison GEORGE(1) MELVIN(2) Gross AUM $22.2 billion $39.1 billion Employees 390 1,765 Market Capitalization $839 million $6.0 billion Ratings Not Rated BBB+ / Baa1 AUM by Asset Class Equity 43% Hedge Funds / Funds of Funds 57% 100% AUM by Investor Base Institutional 32% 32% Other 68% 68% AUM by Geography 6% 9% Asia 32% 40% 45% Americas Europe 40% Middle East and Africa 3% 9% 16% Other [ 13 ] Sources: Public filings, Wall Street research and Management Note: Market data as of May 4, 2010 (1) Sources: Public filings and Management. “Other” geographic split includes other Global and Emerging Markets (2) Sources: Public filings and Management. Market data assumes exchange rate of GBP : USD of 0.66 as of May 4, 2010

PRELIMINARY & CONFIDENTIAL

NPV Analysis of Synergies

MOELIS & COMPANY

- The NPV analysis assumes $47 to $54 million of annual cost synergies in low case to high case with the following items of key cost savings
  - Non-investment management personnel, facilities & occupancy, insurance, IT, legal, and marketing
- This analysis also assumes potential annual pre-tax income from gross revenue synergies of up to $40 million
  - Assumes Earnings Before Taxes margin of 26%[1] and 20.3% tax rate[2]

NPV of Cost Synergies ($mm)

Annual Pre-Tax Cost Synergies ($mm)	TV Multiple - 2014E P/E 10.0x	11.0x	12.0x
$47	$329	$354	$379
$54	379	407	436
$60	424	456	488
$70	495	532	569
$80	566	608	651

NPV of Cost Synergies per Share ($)

Annual Pre-Tax Cost Synergies ($mm)	TV Multiple - 2014E P/E 10.0x	11.0x	12.0x
$47	$0.84	$0.90	$0.96
$54	0.96	1.04	1.11
$60	1.08	1.16	1.24
$70	1.26	1.35	1.45
$80	1.44	1.55	1.65

NPV of Post-Tax Net Revenue Synergies ($mm)

Annual Pre-Tax Income from Gross Revenue Synergies ($mm)	TV Multiple - 2014E P/E 10.0x	11.0x	12.0x
$0	$0	$0	$0
$10	81	86	92
$20	158	168	179
$30	235	251	267
$40	315	337	358

NPV of Post-Tax Net Revenue Synergies per Share ($)

Annual Pre-Tax Income from Gross Revenue Synergies ($mm)	TV Multiple - 2014E P/E 10.0x	11.0x	12.0x
$0	$0.00	$0.00	$0.00
$10	0.21	0.22	0.23
$20	0.40	0.43	0.46
$30	0.60	0.64	0.68
$40	0.80	0.86	0.91

Note: Assuming 10.7% blended cost of equity (Melvin at 11.5% and George at 9.9%), implementation costs of 1.0x cost synergies in 2011E, 100% run-rate cost and revenue synergies in all years.
(1) Source: Credit Suisse equity research
(2) Source: Represents Melvin's 2009 effective tax rate

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PRELIMINARY & CONFIDENTIAL

Economic Accretion / (Dilution) Analysis

MOELIS & COMPANY

- The analysis below assumes offer prices of $4.00, $4.50 and $5.00 per share, respectively, in cash for non-controlling shareholders and $3.40 in stock for controlling shareholders
- Note: Potential tax consequences of the contemplated transaction may impact the following analysis and are still under diligence

	$4.00 Non-Controlling / $3.40 Controlling		$4.50 Non-Controlling / $3.40 Controlling		$5.00 Non-Controlling / $3.40 Controlling	
	Melvin FY 3/31/2011E	Melvin FY 3/31/2012E	Melvin FY 3/31/2011E	Melvin FY 3/31/2012E	Melvin FY 3/31/2011E	Melvin FY 3/31/2012E
Melvin Stand-Alone EPS[1]	**$0.31**	**$0.44**	**$0.31**	**$0.44**	**$0.31**	**$0.44**
Melvin Stand-alone Basic Shares Outstanding	1,677.5	1,677.5	1,677.5	1,677.5	1,677.5	1,677.5
Melvin Net Income	$521.7	$729.7	$521.7	$729.7	$521.7	$729.7
George Pro Forma Net Income[2]	**$58.4**	**$94.0**	**$58.4**	**$94.0**	**$58.4**	**$94.0**
Transaction Adjustments[3]						
Synergies						
Revenue Synergies, Pre-Tax	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0
% Margin	25.9%	28.7%	25.9%	28.7%	25.9%	28.7%
Pre-Tax Revenue Synergy Margin	$25.9	$28.7	$25.9	$28.7	$25.9	$28.7
Cost Synergies[4]	50.0	50.0	50.0	50.0	50.0	50.0
Plus: Total Pre-Tax Synergies	$75.9	$78.7	$75.9	$78.7	$75.9	$78.7
Less: Foregone Cash Interest Income @1.7%[5]	(15.0)	(15.0)	(16.9)	(16.9)	(18.6)	(18.6)
Total Pre-Tax Adjustments	$60.9	$63.6	$59.0	$61.7	$57.4	$60.1
Taxes @20.3% [6]	(12.4)	(12.9)	(12.0)	(12.5)	(11.6)	(12.2)
Change in Net Income	$48.5	$50.7	$47.0	$49.2	$45.7	$47.9
Pro Forma Net Income	$628.6	$874.5	$627.1	$873.0	$625.8	$871.6
Melvin Stand-alone Basic Shares Outstanding	1,677.5	1,677.5	1,677.5	1,677.5	1,677.5	1,677.5
Melvin Shares Issued in Transaction	159.6	159.6	159.6	159.6	159.6	159.6
Pro Forma Melvin Shares Outstanding	1,837.1	1,837.1	1,837.1	1,837.1	1,837.1	1,837.1
Melvin Pro Forma EPS[7]	**$0.34**	**$0.48**	**$0.34**	**$0.48**	**$0.34**	**$0.47**
Accretion / (Dilution) - $	**$0.03**	**$0.04**	**$0.03**	**$0.04**	**$0.03**	**$0.04**
Accretion / (Dilution) - %	**10.0%**	**9.4%**	**9.8%**	**9.2%**	**9.5%**	**9.1%**

(1) Melvin Stand-Alone EPS per consensus estimates from Thomson as of May 4, 2010
(2) George Pro Forma Net Income has been adjusted to Melvin's fiscal year end on March 31st
(3) Transaction adjustments do not incorporate the cost for the pro forma company to recognize the benefit of the synergies due to the one-time nature of the costs
(4) Cost synergies assume the midpoint of the estimated pre-tax cost synergies resulting from the transaction
(5) Foregone cash interest income calculated based on 3-year Gilt yield as of May 4, 2010
(6) Tax rate based on Melvin's 2009 effective tax rate
(7) Accretion / dilution does not reflect potential purchase accounting adjustments that may materialize as a result of the transaction

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PRELIMINARY & CONFIDENTIAL

George Wall Street Analyst Commentary

MOELIS & COMPANY

WALL STREET COMMENTARY

CREDIT SUISSE February 18-19, 2010 "Neutral"	"…we believe 2010 will be another transition year for George, as the company works its way back to its full earnings power. We view shares of George as fairly valued, trading at 14x our revised 2010 EPS estimate of $0.20." "Given a 60%/40% mgmt fee/performance fee revenue split, we would put fair value for George closer to 14x than the 12x at which it currently trades on our 2010 EPS forecast." "Overall, while we believe interest is broad based on the institutional, sovereign and endowment side, the company did indicate its traditional private clients are not showing much interest currently." "…Exacerbating that pressure, we believe, is some optionality that George has preserved in the size of its investment professional footprint in order to have capacity to manage higher levels of alternatives AUM as inflows to that asset class improve. This comes, to some extent, at the cost of near term earnings, but ultimately allows for more leverage longer term – so long as that AUM growth pans out as the company is expecting."
BARCLAYS CAPITAL February 18, 2010 "Neutral"	"In our view, George has considerable earnings power as performance fees come back into the revenue stream in a more meaningful way, although this is shaping up to be more of a 2011 story barring exceptional absolute returns in 2010 in the portion of the AUM that is above high-water marks." "While the underlying fundamentals are improving for hedge fund organic growth, expense headwinds continue to weigh on George's EPS and drove us to estimate negative EPS again in 1Q10." "…we also believe stock price volatility for the George stock will exceed most asset managers due to lower trading volume."
KEEFE, BRUYETTE & WOODS Specialists in Financial Services February 19, 2010 "Outperform"	"We also slightly lowered our price target to $4.00 (from $4.25). Our price target is 20x our 2010 EPS estimate but 12.6x our 2011 EPS estimate discounted one year at 20%, and reflects fine tuning to our sum-of-the-parts valuation model to reflect our modestly lower EPS forecast." "Maintain Outperform rating. We think George should have substantial earnings leverage to any improvement in revenue growth and performance fee generation, as the company works through high water marks and assuming positive performance trends can continue. The emergence of earnings power as 2010 progresses, coupled with strong organic growth, ultimately should drive stock price performance."

SUMMARY OF WALL STREET ESTIMATES

Firm	Research Analyst	Date	Recommendation	Price Target	Revenue 2010E	Revenue 2011E	EBITDA[1] 2010E	EBITDA[1] 2011E	EPS 2010E	EPS 2011E
Credit Suisse	Roger Freeman	4/14/10	Neutral	$4.00	$430	$548	$86	$154	$0.14	$0.28
Barclays	Craig Siegenthaler	4/21/10	Neutral	3.00	411	555	95	152	0.20	0.30
KBW	Robert Lee	4/19/10	Outperform	4.00	NA	NA	NA	NA	0.20	0.38
Consensus				$3.67	$421	$552	$91	$153	$0.18	$0.32

Source: Wall Street Research
(1) Figures represent projected operating income used as proxy cash flow

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PRELIMINARY & CONFIDENTIAL III. Valuation Framework

PRELIMINARY & CONFIDENTIAL George Shares Traded Analysis 353,751,851 shares of George common stock have traded in the trailing twelve month period — 1.4x the number of common shares outstanding Approximately 3% of shares traded over the LTM period traded above $4.30 - Implies 4.2% of current basic shares outstanding TRAILING TWELVE MONTHS TOTAL SHARES TRADED 25.0% 19.3% 20.0% 14.5% 14.2% 14.6% 15.0% 13.9% 10.0% 7.7% 7.0% 5.3% 5.0% 3.0% 0.6% 0.0% $2.39 — $2.61 - $2.82 — $3.03 — $3.25 — $3.46 — $3.67 — $3.89 — $4.10 — $4.31 -$2.60 $2.81 $3.02 $3.24 $3.45 $3.66 $3.88 $4.09 $4.30 $4.61 [ 18 ] Source: Capital IQ

PRELIMINARY & CONFIDENTIAL Valuation Methodology Overview Methodology Key Metrics Comments Comparable public trading multiples establish Several directly comparable publicly traded Comparable Public baseline valuation parameters companies Trading Multiples TEV / EBITDA and P/E are relevant metrics based Public multiples may not capture the ‘full value’ of on 2010E and 2011E EBITDA and EPS George due to current market conditions Unique market dynamics at the time of each Few recent transactions in the asset management Precedent transaction may limit relevance sector Transaction Multiples EV / EBITDA is the most relevant metric Current dynamics in the economic, financing and M&A environment limit relevance Strategic accretion/dilution Accretion/dilution measures strategics ability to pay Changes in pro forma leverage profile may cause Ability to Pay strategics to be rerated by ratings agencies Analysis Evaluates the management’s projected operating Viewed as inappropriate for industry segment due to results and discounts its future cash flows to present highly variable nature of AUM, compensation and Traditional value using an appropriate discount rate performance Discounted Cash Flow Analysis [ 19 ]

PRELIMINARY & CONFIDENTIAL Analysis at Various George Purchase Prices Current ($mm, except per share data) 5/4/10 Offer Illustrative Transactions Per Share Purchase Price — Non-Controlling Holders $3.22 $3.75 $4.00 $4.25 $4.50 $4.61 $4.75 $5.00 Per Share Purchase Price — Controlling Holders 3.22 3.40 3.40 3.40 3.40 3.40 3.40 3.40 Per Share Purchase Price — Wtd. Avg. Overall 3.22 3.60 3.74 3.88 4.03 4.09 4.17 4.31 Non-Controlling Shares(1) 152.1 152.1 152.1 152.1 152.1 152.1 152.1 152.1 Controlling Shares(1) 167.5 167.5 167.5 167.5 167.5 167.5 167.5 167.5 Equity Purchase Price — Non-Controlling Holders (Cash) 489.7 570.3 608.3 646.3 684.3 701.1 722.4 760.4 Equity Purchase Price — Controlling Holders (Melvin Stock) 539.3 569.5 569.5 569.5 569.5 569.5 569.5 569.5 Consideration for Convertible Debt (Cash) 237.3 258.8 271.6 288.6 305.6 313.0 322.6 325.8 Implied Equity Value $1,266.3 $1,398.6 $1,449.4 $1,504.4 $1,559.4 $1,583.6 $1,614.4 $1,655.6 Plus: Debt $305.2 $305.2 $305.2 $305.2 $305.2 $305.2 $305.2 $305.2 Less: Cash (263.8) (263.8) (263.8) (263.8) (263.8) (263.8) (263.8) (263.8) Total Enterprise Value $1,307.7 $1,439.9 $1,490.8 $1,545.8 $1,600.8 $1,625.0 $1,655.8 $1,697.0 PREMIUM TO: METRIC Non-Controlling Holders: Current $3.22 0.0% 16.5% 24.2% 32.0% 39.8% 43.2% 47.5% 55.3% Prior to Transaction Leak (3/25/10) $2.78 15.8% 34.9% 43.9% 52.9% 61.9% 65.8% 70.9% 79.9% 1 Month Average $3.26 (1.2%) 15.1% 22.8% 30.4% 38.1% 41.5% 45.8% 53.5% 6 Month Average $3.02 6.5% 24.1% 32.4% 40.6% 48.9% 52.5% 57.2% 65.4% 1 Year Average $3.41 (5.5%) 10.1% 17.4% 24.8% 32.1% 35.3% 39.4% 46.8% 52-Week High (08/10/09) $4.61 (30.2%) (18.7%) (13.2%) (7.8%) (2.4%) 0.0% 3.0% 8.5% 52-Week Low (11/02/09) $2.51 28.3% 49.4% 59.4% 69.3% 79.3% 83.7% 89.2% 99.2% Controlling Holders(2): Current $3.22 0.0% 5.6% 5.6% 5.6% 5.6% 5.6% 5.6% 5.6% Prior to Transaction Leak (3/25/10) $2.78 15.8% 22.3% 22.3% 22.3% 22.3% 22.3% 22.3% 22.3% 1 Month Average $3.26 (1.2%) 4.4% 4.4% 4.4% 4.4% 4.4% 4.4% 4.4% 6 Month Average $3.02 6.5% 12.5% 12.5% 12.5% 12.5% 12.5% 12.5% 12.5% 1 Year Average $3.41 (5.5%) (0.2%) (0.2%) (0.2%) (0.2%) (0.2%) (0.2%) (0.2%) 52-Week High (08/10/09) $4.61 (30.2%) (26.2%) (26.2%) (26.2%) (26.2%) (26.2%) (26.2%) (26.2%) 52-Week Low (11/02/09) $2.51 28.3% 35.5% 35.5% 35.5% 35.5% 35.5% 35.5% 35.5% VALUATION SUMMARY: TEV/2010E EBITDA(3) $85.8 15.2x 16.8x 17.4x 18.0x 18.7x 18.9x 19.3x 19.8x TEV/2011E EBITDA(3) $153.9 8.5x 9.4x 9.7x 10.0x 10.4x 10.6x 10.8x 11.0x Price/2010E EPS(4) $0.14 23.0x 25.7x 26.7x 27.7x 28.8x 29.2x 29.8x 30.8x Price/2011E EPS(4) $0.28 11.5x 12.9x 13.4x 13.9x 14.4x 14.6x 14.9x 15.4x [ 20 ] (1) Non-Controlling and Controlling Shares do not include shares underlying the Convertible Notes (2) Assumes no change in Melvin’s share price (3) George’s 2010E and 2011E EBITDA are equal to operating income per Credit Suisse research. Operating income is used as a proxy for EBITDA (4) George’s 2010E and 2011E EPS per Credit Suisse research

PRELIMINARY & CONFIDENTIAL

Summary Valuation

MOELIS & COMPANY

($ in millions, ex. per share)

	Methodology	Total Enterprise Value (Low)	Total Enterprise Value (High)	Valuation Assumptions
Basic Shares / No Transaction	52 Week Low/High Value	$938	$1,486	$2.51 – $4.61 per share
	Premia Paid	$1,570	$1,673	25% – 35% Premium to Current Share Price
Fully Diluted / With Transaction	Comparable Companies Analysis - 2010E EBITDA Multiple	$772	$1,029	9.0x – 12.0x 2010E EBITDA
	Comparable Companies Analysis - 2011E EBITDA Multiple	$1,232	$1,539	8.0x – 10.0x 2011E EBITDA
	Comparable Companies Analysis - 2010E P/E	$687	$1,003	12.0x – 18.0x 2010E EBITDA
	Comparable Companies Analysis - 2011E P/E	$913	$1,473	9.0x – 15.0x 2011E EPS
	Precedent Transactions - EBITDA Multiple (1)	$686	$943	8.0x – 11.0x 2010E EPS
	Precedent Transactions - Implied Value / AUM	$1,109	$1,552	5% – 7% of AUM

$250 $500 $750 $1,000 $1,250 $1,500 $1,750 $2,000

Current TEV (2): $1,123
Current Price (5/4/10): $3.22

Hypothetical TEV Implied by $4.50 weighted average offer price : $1,771

(1) Precedent transaction analysis resulted in a data set of three transactions
(2) Assumes existing capital structure as of December 31, 2009 and basic common shares outstanding (excluding shares underlying Convertible Subordinated Notes) of 261 million shares
(3) Current offer assumes that non-controlling shareholders receive $3.75 per share and controlling shareholders receive $3.40 per share. The shares underlying the Convertible Subordinated Notes are assumed to receive the same consideration as the non-controlling shareholders

[21]

PRELIMINARY & CONFIDENTIAL

U.S. Publicly Traded Comparables

MOELIS & COMPANY

(US$ in millions, except per share)	Price as of 5/4/2010	% of 52 Week High	% of 52 Week Low	Market Cap	EV	AUM	EV/EBITDA CY 2010E	EV/EBITDA CY 2011E	EV/Revenue CY 2010E	P/E CY 2010E	P/E CY 2011E	Debt/ Market Cap	EV/ AUM	Effective Tax Rate
Traditional														
BlackRock	$177.68	72.9%	132.1%	$33,757	$34,750	$3,364,000	10.0x	9.1x	4.1x	17.0x	14.8x	16.8%	1.0%	31.2%
Franklin Resources	113.33	93.0%	191.9%	25,864	21,297	586,800	9.1x	7.6x	3.5x	16.7x	14.4x	1.2%	3.6%	28.6%
T. Rowe Price	57.31	96.4%	158.8%	14,875	14,111	419,000	12.0x	10.2x	5.8x	22.0x	18.5x	0.0%	3.4%	37.3%
Invesco	22.51	93.5%	164.2%	9,717	10,198	417,600	12.0x	9.2x	3.1x	18.1x	14.0x	7.7%	2.4%	27.0%
AllianceBernstein	31.13	88.9%	187.4%	8,567	8,140	484,000	11.9x	11.2x	2.7x	14.3x	12.6x	2.4%	1.7%	6.9%
Legg Mason	30.84	91.5%	181.0%	4,982	6,583	681,600	13.1x	11.0x	2.4x	21.0x	18.0x	60.0%	1.0%	70.9%
Eaton Vance	34.24	94.9%	148.7%	4,056	4,204	173,100	10.0x	NA	3.6x	19.4x	NA	12.3%	2.4%	34.6%
Affiliated Managers Group	83.76	95.2%	164.2%	3,548	5,070	260,000	12.5x	10.0x	3.9x	13.4x	11.2x	32.1%	1.9%	10.2%
Waddell & Reed Financial	36.03	91.8%	166.7%	3,114	2,991	74,232	10.6x	8.7x	2.7x	18.9x	15.2x	6.3%	4.0%	34.9%
Federated Investors	24.00	84.8%	111.1%	2,478	2,631	349,867	8.0x	7.3x	2.7x	14.0x	12.3x	8.6%	0.8%	36.6%
Janus Capital Group	13.49	84.0%	157.8%	2,478	2,985	165,500	8.8x	7.4x	2.8x	17.2x	13.8x	32.0%	1.8%	34.1%
Artio Global Investors	22.68	80.7%	103.3%	1,361	1,349	56,400	6.3x	5.5x	3.8x	11.7x	10.8x	4.4%	2.4%	NM
GAMCO Investors	45.40	82.2%	116.5%	1,250	965	28,000	8.7x	7.7x	3.5x	19.2x	16.9x	16.3%	3.4%	36.1%
Cohen & Steers	26.73	91.5%	204.8%	1,138	914	27,200	13.7x	10.9x	4.7x	26.7x	21.0x	0.0%	3.4%	32.1%
Pzena Investment Management	7.08	75.5%	143.3%	455	465	15,400	10.2x	8.3x	5.5x	18.6x	14.0x	3.2%	3.0%	NM
High		**96.4%**	**204.8%**				**13.7x**	**11.2x**	**5.8x**	**26.7x**	**21.0x**	**60.0%**	**4.0%**	**70.9%**
Median		**91.5%**	**158.8%**				**10.2x**	**8.9x**	**3.5x**	**18.1x**	**14.2x**	**7.7%**	**2.4%**	**34.1%**
Mean		**87.8%**	**155.5%**				**10.5x**	**8.9x**	**3.7x**	**17.9x**	**14.8x**	**13.6%**	**2.4%**	**32.4%**
Low		**72.9%**	**103.3%**				**6.3x**	**5.5x**	**2.4x**	**11.7x**	**10.8x**	**0.0%**	**0.8%**	**6.9%**
Alternative														
The Blackstone Group	$13.88	80.6%	162.5%	$15,250	$14,955	$98,100	13.1x	10.3x	5.2x	12.0x	9.4x	4.3%	15.2%	NM
Och-Ziff Capital	17.44	94.3%	231.9%	6,280	7,423	25,300	10.9x	9.0x	7.5x	13.1x	11.0x	10.4%	29.3%	NM
Fortress Investment Group	5.00	60.2%	191.6%	2,268	2,807	31,800	12.0x	10.7x	4.7x	11.9x	8.2x	17.5%	8.8%	0.5%
High		**94.3%**	**231.9%**				**13.1x**	**10.7x**	**7.5x**	**13.1x**	**11.0x**	**17.5%**	**29.3%**	**0.5%**
Median		**80.6%**	**191.6%**				**12.0x**	**10.3x**	**5.2x**	**12.0x**	**9.4x**	**10.4%**	**15.2%**	**0.5%**
Mean		**78.4%**	**195.3%**				**12.0x**	**10.0x**	**5.8x**	**12.3x**	**9.5x**	**10.7%**	**17.8%**	**0.5%**
Low		**60.2%**	**162.5%**				**10.9x**	**9.0x**	**4.7x**	**11.9x**	**8.2x**	**4.3%**	**8.8%**	**0.5%**
Illustrative George (Undiluted)														
Current Price	$3.22	69.8%	128.3%	$839	$1,123	$22,175	13.1x	7.3x	2.6x	17.9x	9.7x	63.6%	5.1%	0.6%
$0.53 Premium	3.75	81.3%	149.4%	977	1,262	22,175	14.7x	8.2x	2.9x	20.8x	11.3x	54.6%	5.7%	0.6%
$1.28 Premium	4.50	97.6%	179.3%	1,173	1,457	22,175	17.0x	9.5x	3.4x	25.0x	13.5x	45.5%	6.6%	0.6%
$1.78 Premium	5.00	108.5%	199.2%	1,303	1,587	22,175	18.5x	10.3x	3.7x	27.8x	15.0x	40.9%	7.2%	0.6%

Sources: Public filings and Capital IQ

| 22 |

PRELIMINARY & CONFIDENTIAL

European Publicly Traded Comparables

MOELIS & COMPANY

	Price as of	% of 52 Week		Market			EV/EBITDA		EV/Revenue	P/E		Debt/	EV/	Effective
(US$ in millions, except per share)	5/4/2010	High	Low	Cap	EV	AUM	CY 2010E	CY 2011E	CY 2010E	CY 2010E	CY 2011E	Market Cap	AUM	Tax Rate
Traditional														
Schroders	$20.51	93.6%	177.6%	$5,723	$1,551	$239,722	3.3x	2.7x	1.0x	16.8x	13.7x	2.1%	0.6%	30.4%
Aberdeen	2.17	92.2%	129.2%	2,396	2,919	220,057	16.2x	10.0x	4.3x	18.8x	12.7x	16.1%	1.3%	36.0%
Henderson	2.21	92.6%	190.5%	1,823	1,855	93,853	11.4x	9.8x	3.6x	14.9x	12.9x	15.1%	2.0%	6.5%
Gartmore	2.37	68.2%	161.8%	729	855	35,861	5.9x	5.7x	2.0x	8.2x	6.7x	53.4%	2.4%	NM
F&C	0.98	68.9%	121.1%	481	628	149,663	5.7x	5.2x	1.7x	9.3x	7.7x	82.9%	0.4%	NM
Liontrust	1.51	73.3%	110.2%	45	21	1,836	3.8x	10.9x	0.7x	13.7x	38.7x	0.0%	1.2%	36.2%
High		**93.6%**	**190.5%**				**16.2x**	**10.9x**	**4.3x**	**18.8x**	**38.7x**	**82.9%**	**2.4%**	**36.2%**
Median		**82.6%**	**145.5%**				**5.8x**	**7.8x**	**1.9x**	**14.3x**	**12.8x**	**15.6%**	**1.2%**	**33.2%**
Mean		**81.5%**	**148.4%**				**7.7x**	**7.4x**	**2.2x**	**13.6x**	**15.4x**	**28.3%**	**1.3%**	**27.3%**
Low		**68.2%**	**110.2%**				**3.3x**	**2.7x**	**0.7x**	**8.2x**	**6.7x**	**0.0%**	**0.4%**	**6.5%**
Alternative														
KKR	$12.14	95.6%	370.1%	$8,292	$9,521	$52,200	NA	NA	15.8x	6.9x	6.3x	24.8%	18.2%	0.5%
Melvin	3.57	63.2%	112.0%	5,987	3,642	39,100	4.5x	5.2x	2.3x	10.9x	12.1x	28.6%	9.3%	18.3%
3i Group	4.14	65.3%	126.5%	3,954	5,165	10,921	NA	9.5x	NA	NM	6.1x	94.6%	47.3%	NM
Partners Group	129.26	91.7%	149.5%	3,451	3,288	23,826	14.0x	11.8x	10.0x	14.9x	12.5x	0.0%	13.8%	5.6%
Ashmore Group	4.04	85.8%	145.8%	2,886	2,428	29,945	9.1x	8.2x	6.4x	14.7x	13.4x	0.0%	8.1%	25.6%
BlueBay	5.44	91.6%	202.0%	1,060	916	32,504	9.5x	7.2x	3.7x	15.2x	11.5x	0.0%	2.8%	22.3%
Gottex	7.22	56.5%	136.7%	220	191	7,800	13.7x	7.1x	2.6x	17.8x	9.1x	0.0%	2.5%	4.9%
Polar Capital	1.47	96.5%	187.5%	111	68	2,084	10.4x	8.0x	1.5x	20.4x	16.2x	0.0%	3.3%	27.9%
Charlemagne	0.26	86.2%	181.6%	73	39	3,050	5.9x	1.5x	1.4x	11.3x	8.7x	0.0%	1.3%	6.4%
High		**96.5%**	**370.1%**				**14.0x**	**11.8x**	**15.8x**	**20.4x**	**16.2x**	**94.6%**	**47.3%**	**27.9%**
Median		**86.2%**	**149.5%**				**9.5x**	**7.6x**	**3.2x**	**14.8x**	**11.5x**	**0.0%**	**8.1%**	**12.3%**
Mean		**81.4%**	**179.1%**				**9.6x**	**7.3x**	**5.5x**	**14.0x**	**10.6x**	**16.4%**	**11.8%**	**13.9%**
Low		**56.5%**	**112.0%**				**4.5x**	**1.5x**	**1.4x**	**6.9x**	**6.1x**	**0.0%**	**1.3%**	**0.5%**
Illustrative George (Undiluted)														
Current Price	$3.22	69.8%	128.3%	$839	$1,123	$22,175	13.1x	7.3x	2.0x	17.9x	9.7x	63.6%	5.1%	0.6%
$0.53 Premium	3.75	81.3%	149.4%	977	1,262	22,175	14.7x	8.2x	2.3x	20.8x	11.3x	54.6%	5.7%	0.6%
$1.28 Premium	4.50	97.6%	179.3%	1,173	1,457	22,175	17.0x	9.5x	2.7x	25.0x	13.5x	45.5%	6.6%	0.6%
$1.78 Premium	5.00	108.5%	199.2%	1,303	1,587	22,175	18.5x	10.3x	3.0x	27.8x	15.0x	40.9%	7.2%	0.6%

Sources: Public filings and Capital IQ

| 23 |

PRELIMINARY & CONFIDENTIAL

Precedent Transactions

MOELIS & COMPANY

Alternative Asset Manager Precedent Transactions

Date	Target	Acquirer	Target AUM (US$m)	% Interest Acquired	Deal Value (US$m)	Implied Value (US$m)	Implied Value/ Target AUM	Implied Value/ LTM EBITDA
3/30/2010	Rensburg Sheppards	Investec	19,591	52.7%	346	656	3.3%	NA
2/10/2010	Pantheon Ventures Inc.	Affiliated Managers Group Inc.	22,000	85.0%	1,000	1,176	5.3%	NA
2/1/2010	Artemis Investment Management	Affiliated Managers Group Inc.	16,000	100.0%	NA	NA	NA	NA
1/8/2010	RBS Asset Mgmt Inv. Strategies fund of funds	Aberdeen Asset Management	21,495	100.0%	135	135	0.6%	8.5x
9/30/2009	Columbia Management Group	Ameriprise Financial	165,000	100.0%	1,000	1,000	0.6%	NA
3/13/2008	Halcyon Asset Management LLC	Alt. Asset Mgmt Acquisition Corp	11,500	100.0%	974	974	8.5%	10.8x
2/20/2008	Vision Investment Management	Agnelli Family (IFIL Group)	1,330	40.0%	90	225	16.9%	NA
2/10/2008	Capula Investment Management	Goldman Sachs	3,000	20.0%	90	450	15.0%	NA
1/31/2008	HedgeWorks, LLC	Deutsche Bank	10,000	100.0%	NA	NA	NA	NA
1/10/2008	GSO Capital Partners, L.P.	Blackstone Group L.P.	10,000	100.0%	930	930	9.3%	NA
1/9/2008	Silver Lake	CalPERS Alternative Investment	16,000	9.9%	275	2,778	17.4%	NA
1/8/2008	Asset Alliance	Tailwind Financial	3,500	100.0%	80	80	2.3%	8.1x
1/7/2008	Lincoln Vale	ING Investment Management	13,000	NA	NA	NA	NA	NA
12/31/2007	Alpha Equity Management LLC	Trusco Capital Management	200	NA	NA	NA	NA	NA
12/18/2007	Deerfield & Company	Deerfield Triac Capital Corp.	15,400	100.0%	181	181	1.2%	NA
12/11/2007	BlueMountain Capital Management	Affiliated Managers Group	4,800	Minority	NA	NA	NA	NA
12/10/2007	MetalMark Capital Partners	Citigroup	1,200	100.0%	NA	NA	NA	NA
11/26/2007	Key Asset Management	Skandinaviska Enskilda Banken AB	3,000	100.0%	NA	NA	NA	NA
11/19/2007	R6 Capital Management	Eton Park Capital Management	300	100.0%	NA	NA	NA	NA
11/14/2007	Traxis Partners	Morgan Stanley Private Equity	1,500	20.0%	NA	NA	NA	NA
11/8/2007	ValueAct Capital	Affiliated Managers Group	6,000	Minority	NA	NA	NA	NA
High			**$165,000**		**$1,000**	**$2,778**	**17.4%**	**10.8x**
Median			**$10,000**		**$275**	**$656**	**5.3%**	**8.5x**
Mean			**$16,420**		**$464**	**$781**	**7.3%**	**9.1x**
Low			**$200**		**$80**	**$80**	**0.6%**	**8.1x**

Source: Public filings and press releases

| 24 |

PRELIMINARY & CONFIDENTIAL Premiums Paid Analysis Over the Last 6 Months SELECTED PURCHASE PRICE PREMIUMS OVER STOCK PRICE(1) SELECTED TRANSACTIONS Stock Price Premium Taget Acquiror 1-Day 5-Day 20-Day HealthTronics Inc. Endo Pharmaceuticals Holdings Inc. 24.6% 45.2% 31.8% Interactive Data Corporation Warburg Pincus LLC; Silver Lake Partners 17.3% 2.1% 4.9% 40.0% SenoRx, Inc. CR Bard Inc. 18.1% 13.2% 42.3% 37.9% Continental Airlines, Inc. UAL Corporation 44.9% 3.0% 3.1% ATS Medical Inc. Medtronic, Inc. 37.2% 54.4% 50.9% American Homepatient Inc. Highland Capital Management, L.P. 16.8% 123.3% 235.0% 35.0% Protection One Inc. GTCR Golder Rauner, LLC — 23.9% 40.1% Burntsand Inc. Open Text Corp. 12.4% 150.0% 130.8% Cienega Creek Holdings, Inc. China Sheng Yong Bio-pharmaceutical 49.4% (38.4%) (20.2%) Dollar Thrifty Automotive Group Inc. Hertz Global Holdings, Inc. 1.8% (1.5%) 0.6% 30.0% Thomas Weisel Partners Group, Inc. Stifel Financial Corp. 22.4% 81.0% 95.0% ToyZap.com, Inc. — 28.3% (19.3%) (19.3%) 27.1% 26.1% Enerchem International Inc. - 13.4% 44.7% 43.2% CPEX Pharmaceuticals, Inc. Arcadia Capital Advisors, LLC 12.7% 3.3% 3.1% 25.0% Qwest Communications International Inc. CenturyTel, Inc. 7.6% 12.7% 17.5% CyberSource Corporation Visa, Inc. 30.1% 36.7% 41.3% Gryphon Resources, Inc — 60.1% (98.0%) (99.0%) Cornell Companies Inc. Geo Group Inc. 74.4% 37.8% 30.5% Union National Financial Corporation Donegal Financial Services Corporation 58.1% 66.2% 143.6% 20.0% Bella Viaggio, Inc. — 45.7% (46.1%) (46.1%) Mariner Energy, Inc. Apache Corp. 34.8% 54.6% 68.1% Phase Forward Inc. Oracle Corp. 13.6% 26.4% 35.6% Gold Summit Corp. Crown Minerals Inc. — 104.6% 143.6% 15.0% Dialysis Corp. of America U.S. Renal Care, Inc. 27.7% 72.0% 69.7% Mirant Corporation RRI Energy, Inc. 40.6% 4.6% (12.2%) DynCorp International Inc. Cerberus Capital Management, L.P. 15.0% 50.3% 59.7% Boots & Coots, Inc. Halliburton Company 222.2% 25.0% 42.9% 10.0% Javelin Pharmaceuticals, Inc. Hospira Inc. 46.0% 71.9% 52.8% World Point Terminals Inc. — 108.9% 26.2% 25.0% Crowflight Minerals Inc. Jinchuan Group Ltd. 82.9% 47.4% 47.4% Symyx Technologies Inc. Accelrys Inc. (4.3%) 13.0% 12.5% 5.0% iDcentrix, Inc. — 40.0% (59.1%) 15.2% Arena Resources Inc. SandRidge Energy, Inc. 20.3% 26.0% 22.3% National Dentex Corp. GeoDigm Corporation 2360.5% 74.0% 108.9% CKE Restaurants Inc. Apollo Management, L.P. 48.2% 14.4% 11.7% 0.0% North American Galvanizing & Coatings Inc. AZZ incorporated 25.0% 33.5% 47.6% BWAY Holding Company Madison Dearborn Partners, LLC (56.1%) 18.3% 32.7% 1-Day 5-Day 20-Day Bell Microproducts Inc. Avnet Inc. (21.7%) 32.3% 54.2% Cagim Real Estate Corp. BTB Real Estate Investment Trust (52.4%) 16.7% 75.0% FNX Mining Company, Inc. Quadra Mining Ltd. 26.4% 2.1% 20.0% [ 25 ] Sources: Capital IQ 1. All public US controlled acquisitions

PRELIMINARY & CONFIDENTIAL IV. Next Steps and Key Process Considerations

PRELIMINARY & CONFIDENTIAL Timing Considerations & Next Steps If the Special Committee decides to continue exploring a potential transaction with Melvin, there are a number of key issues to consider in order to maximize shareholder value Clearly communicating George’s expectations to Melvin will be critical — George is not “for sale” Communicating the significant opportunity for a combined George and Melvin to grow business is key to any discussion of transaction value — The market has demonstrated tremendous demand for George’s products — Melvin’s distribution expertise and infrastructure present opportunities to strengthen the combined businesses Preparing a clear roadmap around the process is critical — Process will be controlled by and will proceed under the direction of the Special Committee — Stock Purchase Agreement to be negotiated by the Special Committee with Moelis’ and Counsel’s assistance and drafted in parallel with the due diligence — Price to be negotiated by the Special Committee with Moelis’ assistance — When the transaction is fully negotiated, Moelis to analyze the offer and, if requested and appropriate, to provide fairness opinion to the Special Committee — Special Committee may reject the offer or recommend the offer to the Board. If the Special Committee rejects the offer, the transaction shall not be approved by the Board - If the Special Committee recommends the transaction to the Board, the Board may approve the transaction and take the necessary steps to consummate the transaction Any chosen process should preserve flexibility to the Special Committee to evaluate and make appropriate decisions throughout the process [ 27 ]

PRELIMINARY & CONFIDENTIAL Appendix A — Synergy Analysis Detail

PRELIMINARY & CONFIDENTIAL

Preliminary G&A and Personnel Cost Synergy Estimates

MOELIS & COMPANY

Cost Synergies Analysis - G&A (Pre-tax)

		Base Case		High Case		Low Case	
Expense Type	Amount ($m)	Synergy Factor (%)	$m	Synergy Factor (%)	$m	Synergy Factor (%)	$m
Audit & Taxation	4.5	50%	2.2	55%	2.5	45%	2.0
Bank Charges	0.3	0%	0.0	0%	0.0	0%	0.0
Business Development	2.1	50%	1.0	55%	1.2	45%	0.9
Communications	2.6	25%	0.7	30%	0.8	20%	0.5
Depreciation	3.9	25%	1.0	30%	1.2	20%	0.8
Facilities & Occupancy	17.2	20%	3.4	25%	4.3	15%	2.6
FX Loss (Added where Negative)	(2.2)	0%	0.0	0%	0.0	0%	0.0
Human Resources	0.7	0%	0.0	0%	0.0	0%	0.0
Insurance	7.1	50%	3.5	55%	3.9	45%	3.2
Irrecoverable VAT	(0.3)	0%	0.0	0%	0.0	0%	0.0
IT	8.0	30%	2.4	35%	2.8	25%	2.0
Legal	6.7	50%	3.4	55%	3.7	45%	3.0
Market Data	10.2	10%	1.0	15%	1.5	5%	0.5
Other	1.5	25%	0.4	30%	0.4	20%	0.3
Legal & Professional Fees - Non Recurring	2.8	50%	1.4	55%	1.5	45%	1.2
Research & Subscriptions	0.5	0%	0.0	0%	0.0	0%	0.0
Stationery Postage & Printing	0.9	0%	0.0	0%	0.0	0%	0.0
Temporary Staff	14.0	30%	4.2	35%	4.9	25%	3.5
Trading Errors	0.5	0%	0.0	0%	0.0	0%	0.0
Transaction Costs	0.0	0%	0.0	0%	0.0	0%	0.0
Travel and Related Expenditure	10.1	30%	3.0	35%	3.5	25%	2.5
Fund Administration Costs	3.3	0%	0.0	0%	0.0	0%	0.0
Withholding Tax	0.0	0%	0.0	0%	0.0	0%	0.0
Total G&A	**94.2**	**29%**	**27.6**	**34%**	**32.2**	**25%**	**23.1**

Cost Synergies Analysis - Personnel Expenses (Pre-tax)

		Base Case		High Case		Low Case	
Expense Type	Amount ($m)	Synergy Factor (%)	$m	Synergy Factor (%)	$m	Synergy Factor (%)	$m
Converts / Market Neutral	15.8	0%	0.0	0%	0.0	0%	0.0
DG Business	1.5	0%	0.0	0%	0.0	0%	0.0
Emerging Markets	18.3	0%	0.0	0%	0.0	0%	0.0
Europe	66.0	0%	0.0	0%	0.0	0%	0.0
Fund of Funds	1.8	70%	1.3	75%	1.4	65%	1.2
Japan Equity	9.3	0%	0.0	0%	0.0	0%	0.0
Macro, Fixed Income & Special Situations	8.6	0%	0.0	0%	0.0	0%	0.0
NA Opp	13.3	0%	0.0	0%	0.0	0%	0.0
Marketing	19.4	30%	5.8	35%	6.8	25%	4.9
Administration	0.7	0%	0.0	0%	0.0	0%	0.0
Business Management	4.1	40%	1.6	45%	1.8	35%	1.4
Client Administration	1.1	40%	0.5	45%	0.5	35%	0.4
Compliance	2.6	40%	1.0	45%	1.2	35%	0.9
Equity Finance	1.7	0%	0.0	0%	0.0	0%	0.0
Finance	4.8	50%	2.4	55%	2.6	45%	2.2
HR & Facilities	0.4	70%	0.3	75%	0.3	65%	0.3
IT	3.5	30%	1.0	35%	1.2	25%	0.9
Legal	6.8	50%	3.4	55%	3.7	45%	3.1
Operations & Middle Office	5.2	30%	1.6	35%	1.8	25%	1.3
Risk Management	1.5	0%	0.0	0%	0.0	0%	0.0
Total Personnel Expenses	**186.5**	**10%**	**18.9**	**11%**	**21.4**	**9%**	**16.4**
Total Expenses	**280.7**	**17%**	**46.6**	**19%**	**53.6**	**14%**	**39.5**

Source: Management

COMMENTARY

- Significant estimated savings in the following line items:
  - Facilities & Occupancy
  - Insurance
  - IT
  - Legal
  - Temporary Staff
  - Marketing
  - $4.0bn of additional AUM at 2.5% fees
- Base Case G&A and Personnel total cost synergies estimated to be **$47 million**

[29]

PRELIMINARY & CONFIDENTIAL Preliminary Revenue Synergy Estimates An additional $4 billion of assets under management at a 2.50% blended fee would generate $100 million of incremental revenue per annum which translates to $26 million of pre-tax income — At an assumed 26% operating income margin(1) and 20% tax rate(2), the incremental $100 million of revenue synergies contribute $21 million to net income which increases FY2011 and FY2012 net income by 35%and 22%, respectively Annual Gross Revenue Synergies ($m) Blended Fee (%) ###### 1.00% 1.25% 1.50% 1.75% 2.00% 2.25% 2.50% 2.75% 3.00% 3.25% 3.50% 3.75% 4.00% 4.25% 4.50% 4.75% 5.00% bn) $1.0 $10 $13 $15 $18 $20 $23 $25 $28 $30 $33 $35 $38 $40 $43 $45 $48 $50 $ AUM ( $2.0 20 25 30 35 40 45 50 55 60 65 70 75 80 85 90 95 100 $3.0 30 38 45 53 60 68 75 83 90 98 105 113 120 128 135 143 150 Additional $4.0 40 50 60 70 80 90 100 110 120 130 140 150 160 170 180 190 200 $5.0 50 63 75 88 100 113 125 138 150 163 175 188 200 213 225 238 250 Annual Pre-Tax Income from Gross Revenue Synergies ($m) Blended Fee (%) $26 1.00% 1.25% 1.50% 1.75% 2.00% 2.25% 2.50% 2.75% 3.00% 3.25% 3.50% 3.75% 4.00% 4.25% 4.50% 4.75% 5.00% bn) $1.0 $3 $3 $4 $5 $5 $6 $6 $7 $8 $8 $9 $10 $10 $11 $12 $12 $13 $ AUM ( $2.0 5 6 8 9 10 12 13 14 16 17 18 19 21 22 23 25 26 $3.0 8 10 12 14 16 18 19 21 23 25 27 29 31 33 35 37 39 Additional $4.0 10 13 16 18 21 23 26 29 31 34 36 39 42 44 47 49 52 $5.0 13 16 19 23 26 29 32 36 39 42 45 49 52 55 58 62 65 [ 30 ] Source: Management (1) Source: Credit Suisse equity research (2) Source: Represents Melvin 2009 effective tax rate

PRELIMINARY & CONFIDENTIAL Appendix B — Economic Accretion / Dilution Sensitivity Analysis

PRELIMINARY & CONFIDENTIAL Economic Accretion / (Dilution) Analysis — $4.50 cash per share The analysis below illustrates Melvin EPS acc./(dil.) assuming a range of interest rates on foregone cash income and per share offer prices for controlling shareholders Assumes non-controlling shareholders receive $4.50 in cash 100% of estimated synergies are recognized in FYE 3/31/2011 and FYE 3/31/2012 Note: Potential tax consequences of the contemplated transaction may impact the following analysis and are still under diligence FY 2011 — $13MM Pre-Tax Revenue Synergies(1) / $50MM Cost Synergies FY 2012 — $14MM Pre-Tax Revenue Synergies(1) / $50MM Cost Synergies Offer Price to Offer Price to Controlling Assumed Foregone Interest Income on Cash Controlling Assumed Foregone Interest Income on Cash Shareholders 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% Shareholders 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% $3.40 9.6% 8.9% 8.2% 7.6% 6.9% 6.2% $3.40 9.0% 8.5% 8.0% 7.5% 7.0% 6.5% $3.50 9.3% 8.7% 8.0% 7.3% 6.6% 5.9% $3.50 8.7% 8.2% 7.7% 7.2% 6.8% 6.3% $3.75 8.7% 8.0% 7.3% 6.6% 5.9% 5.2% $3.75 8.0% 7.5% 7.1% 6.6% 6.1% 5.6% $4.00 8.0% 7.3% 6.6% 5.9% 5.3% 4.6% $4.00 7.4% 6.9% 6.4% 5.9% 5.4% 4.9% $4.25 7.3% 6.6% 5.9% 5.3% 4.6% 3.9% $4.25 6.7% 6.2% 5.7% 5.2% 4.8% 4.3% $4.50 6.6% 6.0% 5.3% 4.6% 3.9% 3.3% $4.50 6.0% 5.5% 5.1% 4.6% 4.1% 3.6% FY 2011 — $26MM Pre-Tax Revenue Synergies(2) / $50MM Cost Synergies FY 2012 — $29MM Pre-Tax Revenue Synergies(2) / $50MM Cost Synergies Offer Price to Offer Price to Controlling Assumed Foregone Interest Income on Cash Controlling Assumed Foregone Interest Income on Cash Shareholders 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% Shareholders 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% $3.40 11.4% 10.7% 10.1% 9.4% 8.7% 8.0% $3.40 10.4% 9.9% 9.4% 9.0% 8.5% 8.0% $ 3.50 11.2% 10.5% 9.8% 9.1% 8.4% 7.7% $3.50 10.2% 9.7% 9.2% 8.7% 8.2% 7.7% $3.75 10.4% 9.8% 9.1% 8.4% 7.7% 7.0% $3.75 9.5% 9.0% 8.5% 8.0% 7.5% 7.0% $4.00 9.8% 9.1% 8.4% 7.7% 7.0% 6.4% $4.00 8.8% 8.3% 7.8% 7.3% 6.8% 6.3% $4.25 9.1% 8.4% 7.7% 7.0% 6.4% 5.7% $4.25 8.1% 7.6% 7.1% 6.6% 6.2% 5.7% $4.50 8.4% 7.7% 7.0% 6.4% 5.7% 5.0% $4.50 7.4% 6.9% 6.5% 6.0% 5.5% 5.0% [ 32 ] (1) Assumes $50 million of gross revenue synergies, which results in $13 million and $14 million of pre-tax revenue synergies after applying 2011E and 2012E EBT margins of 25.9% and 28.7%, respectively (2) Assumes $100 million of gross revenue synergies, which results in $26 million and $29 million of pre-tax revenue synergies after applying 2011E and 2012E EBT margins of 25.9% and 28.7%, respectively

PRELIMINARY & CONFIDENTIAL Economic Accretion / (Dilution) Analysis — $5.00 cash per share The analysis below illustrates Melvin EPS acc./(dil.) assuming a range of interest rates on foregone cash income and per share offer prices for controlling shareholders Assumes non-controlling shareholders receive $5.00 in cash 100% of estimated synergies are recognized in FYE 3/31/2011 and FYE 3/31/2012 Note: Potential tax consequences of the contemplated transaction may impact the following analysis and are still under diligence FY 2011 — $13MM Pre-Tax Revenue Synergies(1) / $50MM Cost Synergies FY 2012 — $14MM Pre-Tax Revenue Synergies(1) / $50MM Cost Synergies Offer Price to Offer Price to Controlling Assumed Foregone Interest Income on Cash Controlling Assumed Foregone Interest Income on Cash Shareholders 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% Shareholders 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% $3.40 9.6% 8.8% 8.0% 7.3% 6.5% 5.8% $3.40 9.0% 8.4% 7.9% 7.3% 6.8% 6.2% $3.50 9.3% 8.5% 7.8% 7.0% 6.3% 5.5% $3.50 8.7% 8.1% 7.6% 7.1% 6.5% 6.0% $3.75 8.6% 7.8% 7.1% 6.3% 5.6% 4.8% $3.75 8.0% 7.5% 6.9% 6.4% 5.8% 5.3% $4.00 7.9% 7.2% 6.4% 5.7% 4.9% 4.2% $4.00 7.3% 6.8% 6.2% 5.7% 5.2% 4.6% $4.25 7.2% 6.5% 5.7% 5.0% 4.3% 3.5% $4.25 6.6% 6.1% 5.6% 5.0% 4.5% 4.0% $4.50 6.6% 5.8% 5.1% 4.4% 3.6% 2.9% $4.50 6.0% 5.5% 4.9% 4.4% 3.9% 3.3% FY 2011 — $26MM Pre-Tax Revenue Synergies(2) / $50MM Cost Synergies FY 2012 — $29MM Pre-Tax Revenue Synergies(2) / $50MM Cost Synergies Offer Price to Offer Price to Controlling Assumed Foregone Interest Income on Cash Controlling Assumed Foregone Interest Income on Cash Shareholders 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% Shareholders 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% $3.40 11.4% 10.6% 9.9% 9.1% 8.3% 7.6% $3.40 10.4% 9.8% 9.3% 8.8% 8.2% 7.7% $ 3.50 11.1% 10.3% 9.6% 8.8% 8.1% 7.3% $3.50 10.1% 9.6% 9.0% 8.5% 7.9% 7.4% $3.75 10.4% 9.6% 8.9% 8.1% 7.4% 6.6% $3.75 9.4% 8.9% 8.3% 7.8% 7.3% 6.7% $4.00 9.7% 8.9% 8.2% 7.4% 6.7% 6.0% $4.00 8.7% 8.2% 7.7% 7.1% 6.6% 6.1% $4.25 9.0% 8.3% 7.5% 6.8% 6.0% 5.3% $4.25 8.0% 7.5% 7.0% 6.4% 5.9% 5.4% $4.50 8.3% 7.6% 6.9% 6.1% 5.4% 4.6% $4.50 7.4% 6.8% 6.3% 5.8% 5.3% 4.7% [ 33 ] (1) Assumes $50 million of gross revenue synergies, which results in $13 million and $14 million of pre-tax revenue synergies after applying 2011E and 2012E EBT margins of 25.9% and 28.7%, respectively (2) Assumes $100 million of gross revenue synergies, which results in $26 million and $29 million of pre-tax revenue synergies after applying 2011E and 2012E EBT margins of 25.9% and 28.7%, respectively

PRELIMINARY & CONFIDENTIAL Appendix C — Special Committee Follow-up Requests

PRELIMINARY & CONFIDENTIAL

Follow-Up & Discussion Topics

MOELIS & COMPANY

DUAL PURCHASE PRICE DYNAMICS	▪ Consider caps on management shares
PROXIMITY TO HIGH-WATER MARKS	▪ $9.8 billion of George's $13.2 billion performance fee generating AUM (74%) was above or close to above high-water marks as of March 31, 2010 ▪ Melvin's weighted average distance from its high-water marks is 11.6%
FINANCIAL INDUSTRY M&A PREMIA[1]	▪ Since 2009, US financial M&A transactions have occurred at 31% and 32% premium to the target's 1-day and 5-day average closing price, respectively ▪ Since 2008, UK financial M&A transactions have occurred at 29% and 24% premium to the target's 1-day and 5-day average closing price, respectively
CLASS 1 TEST	▪ Based on preliminary analysis, it appears that a transaction at a $4.50 per share purchase price for George implies an equity value that may exceed 25% of the current market capitalization of Melvin and therefore would be classified by the FSA as a Class 1 transaction ▪ In the case of a Class 1 transaction, an explanatory circular must be sent to shareholders, shareholder approval must be obtained and a notification to an RIS containing specific details of the transaction must be released
WARRANT PRICING	▪ Warrants currently trading at $0.13
CURRENT SHAREHOLDER COMPOSITION	▪ Public ownership - Lehman (11%), Fidelity (7%), Landsdowne Partners (6%) and BlackRock (3%) ▪ Management ownership – over 50% held by the group of Noam Gottesman, Pierre Lagrange, Emmanuel Roman, Martin Franklin and related trusts

Note:
(1) Data per Goldman Sachs presentation

| 35 |

PRELIMINARY & CONFIDENTIAL Performance Relative to High Water Marks GEORGE — AUM ABOVE HIGH WATER MARK(1) ($BN) $8.0 $6.7 $6.0 1.1 1.5 $3.1 $4.0 0.4 $1.8 $2.0 4.1 $0.6 $1.0 2.1 $0.0 0.6 Above Water 0 — 5% from Peak 5 — 10% from Peak 10 — 30% from Peak Over 30% from Peak Alternative 130/30 Long Only $ $9.8 billion of potential9.8 $ $13.2 billion AUM (74%) in position to .2 generate performance fees MELVIN — AHL FUNDS DISTANCE FROM PEAK (SEPTEMBER 2009) 57% 60% 50% 40% 30% 18% 20% 11% 8% 5% 10% 1% 0% At Peak 0 — 5% from Peak 5 — 10% from Peak 10 — 15% from Peak 15 - 20% from Peak Over 20% from Peak Weighted average distance from peak — -(11.6%) . [ 36 ] Sources: George March 31, 2010 Internal Management Presentation and Man Group April 2010 Investor Presentation 1. Includes managed accounts

PRELIMINARY & CONFIDENTIAL

Shareholder Vote Threshold

MOELIS & COMPANY

- The table below summarizes the tests performed to determine whether a particular transaction is classified as the following:
  - Class 3 Transaction – all percentage ratios are less than 5%
  - Class 2 Transaction – any percentage ratio is 5% or more but each is less than 25%
  - Class 1 Transaction – any percentage ratio is 25% or more
  - Reverse Takeover
- Class 1 requirements state that a listed acquiror must make public disclosure of certain transaction details and obtain shareholder approval via a vote to effect a transaction

			Date		
(In US$)	**George**	**Melvin**	**George**	**Melvin**	**Comments**
Test 1: Gross Assets					
Total Gross Assets	500.8	5,399.0	12/31/2009	9/30/2009	• Latest reported figures
Ratio		**9.3 %**			
Test 2: Profits					
Profit Before Tax	(361.5)	743.0	12/31/2009	3/31/2009	• Latest annual figures
Ratio		**NM**			
Test 3: Consideration					
Equity Consideration[1]	1,559.4				• Including impact of change of control on convertible
Market Value of Shares		5,986.9		5/4/2010	
Total	1,559.4	5,986.9			
Ratio		**26.0 %**			
Test 4: Gross Capital					
Equity Consideration	1,559.4		1/0/1900		• Including impact of change of control on convertible
Market Value of Shares		5,986.9		5/4/2010	
Long Term Liabilities[2]	303.3	1,459.3	12/31/2009	9/30/2009	• For George, excluding $228.5m of convertible debt • For Melvin, assuming all Trade Payables are ST
Minority Interests	14.2	1.0	12/31/2009	9/30/2009	• Latest reported figures
Current Liabilities vs. Current Assets Ex	0.0	0.0	12/31/2009	9/30/2009	• Latest reported figures
Total	1,876.9	7,447.3			
Ratio		**25.2 %**			

NOTES

- Test 1: The Gross Assets Test divides the gross assets of the target by the gross assets of the listed company acquiror
- Test 2: The Profits Test is calculated by dividing pre-tax profits of the target by the pre-tax profits of the listed company acquiror
- Test 3: The Consideration Test calculates transaction consideration as the percentage of aggregate market value of the listed acquiror's shares
- Test 4: The Gross Capital Test divides the gross capital of the target by the gross capital of the listed company acquiror

Source: Model received from Goldman Sachs

(1) Assumes offer price to non-controlling shareholders of $4.50 and offer price to controlling shareholders of $3.40

(2) Melvin Long Term Liabilities pro forma for issuance of EUR600m of senior debt (converted into USD at EUR/USD exchange rate of 0.76 : 1 as of May 4, 2010

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PRELIMINARY & CONFIDENTIAL Overview of George Convertible Subordinated Notes As part of the proposed transaction, Melvin will pay cash consideration to holders of George’s $228.5 million 5.00% Convertible Subordinated Notes due May 2014 (the “Convertible Notes”) — In May 2009, George issued $214 million of Convertible Notes to pay down a portion of its existing senior secured credit facility, and subsequently issued an additional $14.5 million under the same indenture in June 2009 — At issuance, the initial conversion rate per $1,000 of Convertible Notes principal was 268.8 shares of common stock, which represents an underlying share price of $3.72 per share As a result of the Change of Control, the holders of the Convertible Notes are entitled to additional shares per $1,000 of principal amount as set forth in the table below — Per the indenture, the table below outlines the additional shares due to holders of the Convertible Notes based on various share prices The holders of the Convertible Notes will then receive cash consideration from Melvin for their as-converted ownership of George’s common stock Additional Change of Control Shares Issued per $1,000 of Convertible Notes Share Price Effective $3.10 $3.25 $3.50 $3.75 $4.00 $5.00 $5.58 $6.00 $7.00 $8.00 $9.00 $10.00 $11.00 $12.00 Date 53.763 48.916 42.102 36.604 32.113 20.534 16.560 14.393 10.730 8.327 6.629 5.360 4.372 3.579 5/15/2010 53.763 46.835 39.262 33.224 28.363 16.331 12.510 10.539 7.450 5.621 4.424 3.571 2.921 2.404 5/15/2011 53.763 45.450 36.750 29.839 24.304 10.976 7.129 5.345 3.034 2.056 1.575 1.278 1.060 0.884 5/15/2012 53.763 44.656 34.834 27.129 20.957 5.410 0.938 — - — - — - -5/15/2013 53.763 40.324 28.961 20.752 14.826 3.133 0.539 — - — - — - -5/15/2014 53.763 38.875 16.897 — - — - — - — - — - - [ 38 ] Source: Public filings

PRELIMINARY & CONFIDENTIAL Current Shareholder Composition INSTITUTIONAL HOLDERS SHARES % Lehman Ltd. 33,659,998 10.8% Fidelity Investments 22,489,268 7.2% Lansdowne Partners Limited Partnership 19,837,389 6.4% BlackRock 7,987,454 2.6% JPMorgan Asset Management Holdings 4,123,738 1.3% The Vanguard Group 4,002,715 1.3% Neuberger Berman 3,510,675 1.1% Morgan Stanley Investment Management 3,056,878 1.0% State Street Global Advisors 2,098,781 0.7% Goldman Sachs Group 1,715,789 0.6% Northern Trust Global Investments 648,122 0.2% The Bank of New York Mellon 542,543 0.2% Geode Capital Management 484,222 0.2% California Public Employees’ Retirement System 474,045 0.2% Henderson Global Investors 459,691 0.1% Pictet Asset Management 400,000 0.1% Susquehanna International Group 367,741 0.1% Ohio Public Employees Retirement System 340,368 0.1% Florida State Board of Administration 339,000 0.1% California State Teachers Employees’ Retirement System 333,182 0.1% Top 20 Institutions 106,871,599 34.3% Other Institutions 5,201,575 1.7% Total Institutions 112,073,174 36.0% [ 39 ] Sources: Public filings and Capital IQ